NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium announces 50 percent increase in dividend and provides outlook for third quarter

September 23, 2013 - ALL AMOUNTS ARE STATED IN U.S.$ UNLESS OTHERWISE INDICATED

CALGARY, Alberta – Agrium Inc.’s (TSX and NYSE: AGU) Board of Directors announced today its intention to increase Agrium’s dividend by $1.00 U.S. per common share to a total dividend of $3.00 U.S. per common share on an annualized basis. Agrium also provided an outlook for results in the third quarter of 2013.

The intention to increase the dividend to $3.00 U.S. per common share comes as part of Agrium’s annual strategic review process and recognizes the strength in the long-term agriculture fundamentals and the benefits of our integrated model. Based on the closing price of Agrium’s shares on the NYSE on Friday, September 20, 2013, this represents a dividend yield of 3.3 percent. The increased dividend is expected to be paid in quarterly installments of $0.75 U.S. and the next $0.75 U.S. per common share dividend will be paid on October 17, 2013 to shareholders of record on September 30, 2013.

Soft nutrient prices, combined with lower sales volumes, are expected to negatively affect third quarter Wholesale results across all three nutrients. Wholesale EBIT in the third quarter of 2013 is expected to be approximately $200-million lower than the same period last year. However, Agrium’s Retail EBIT this quarter is expected to surpass the third quarter of 2012 and is anticipated to be in-line with the strong results achieved in the third quarter of 2011.

Customer demand has been delayed across all three nutrients this quarter. Wholesale nitrogen and phosphate sales volumes are expected to be down 20 and 30 percent respectively from the third quarter of 2012 and potash volumes are anticipated to be about 30 percent lower than normal for a third quarter. Plant outages at our nitrogen facilities impacted volumes by approximately 100,000 tonnes this quarter, which also impacted costs. Benchmark nutrient prices in the third quarter of 2013 are 20-30 percent below the same period last year. Retail nutrient inventories were low at the end of the spring season and Retail is in a good cost position from an inventory perspective for its nutrient products overall.

“The dividend increase demonstrates our confidence in the ability of the business to generate significant cash flow and is an indication of the strength of our position across the crop-input value chain. Agrium is committed to returning capital to shareholders while continuing to deliver on value-added growth,” said Mike Wilson, President and CEO of Agrium. “Despite short-term headwinds for our wholesale business unit this quarter, the long term fundamentals of our business remain strong and we expect significant crop input demand as we move into the fall season.”

All dividends paid by Agrium Inc. are, pursuant to subsection 89(14) of the Income Tax Act, designated as eligible dividends. An eligible dividend paid to a Canadian resident is entitled to the enhanced dividend tax credit.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements. All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements, including the assumptions listed below. Although Agrium believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: general economic, market and business conditions, weather conditions; crop prices; the supply and demand and price levels for our major products; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict, as well as counterparty and sovereign risk; and other risk factors detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States. The intention to increase the Corporation’s dividend in the future and ultimate decision to do so is subject to Corporate requirements being met as well as business and market fundamentals remaining positive.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations & Market Research

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com